EXHIBIT 99.1

Ark Restaurants Announces Financial Results for the
Fourth Quarter and Full Year of 2016

CONTACT:

Robert Stewart

(212) 206-8800
bstewart@arkrestaurants.com

NEW YORK, New York – December 29, 2016 -- Ark Restaurants Corp. (NASDAQ:ARKR) today reported financial results for the fourth quarter and full year ended October 1, 2016.

The Company reports fiscal years under a 52/53-week format. The fiscal year ended October 1, 2016 was a 52 week year. The prior fiscal year ended October 3, 2015 was a 53 week year. The three month period ended October 1, 2016 contained 13 weeks and the prior year’s three month period ended October 3, 2015 contained 14 weeks. Having one more week in the fourth quarter and full year ended October 1, 2015 distorts the comparison of results with the prior year periods.

Total revenues for the three-month period ended October 1, 2016 were $38,539,000 versus $40,581,000 for the three months ended October 3, 2015. The three-month period ended October 1, 2016 includes revenues of $896,000 related to Shuckers in Jensen Beach, FL which was acquired in October 2015. Last year’s three-month period included revenues of $1,015,000 related to two properties closed during or subsequent to the quarter due to lease expirations.

Total revenues for the year ended October 1, 2016 were $150,152,000 versus $145,863,000 for the year ended October 3, 2015. The year ended October 1, 2016 includes revenues of $7,998,000 related to three properties, Shuckers in Jensen Beach, FL which was acquired in October 2015 and the Southwest Porch in Bryant Park, NY which was opened on July 1, 2015 and the incremental revenues related to our Rustic Inn property in Jupiter, FL which was opened in January 2015. The year ended October 3, 2015 included revenues of $4,054,000 related to two properties closed during fiscal 2016 due to lease expirations.

Company-wide same store sales decreased 7.0% for the three-month period ended October 1, 2016 compared to the same three month period last year. For fiscal 2016 company-wide same store sales decreased 2.0% compared to last year.

The Company’s EBITDA, adjusted for non-cash stock option expense and non-controlling interests, for the three-month period October 1, 2016 was $2,811,000 versus $4,626,000 during the same three-month period last year. The Company’s EBITDA, adjusted for non-cash stock option expense and non-controlling interests, for the year ended October 1, 2016 was $11,203,000 versus $13,018,000 last year.

Net income for the three-month period ended October 1, 2016 was $986,000, or $0.29 per basic share ($0.28 per diluted share), as compared to $2,009,000, or $0.59 per basic share ($0.57 per diluted share), for the same three-month period last year. Net income for the year ended October 1, 2016 was $4,030,000, or $1.18 per basic share ($1.15 per diluted share), as compared to $5,390,000, or $1.59 per basic share ($1.54 per diluted share), for the last year.

Included in net income for the year end October 1, 2016 is the reversal of accrued liabilities relating to the resolution of a legal matter resolved in the Company’s favor and the correction of an immaterial error in previously issued financial statements related to an overstatement of a rent liability. The adjustments totaled $1,363,000 and were recorded as a reduction of occupancy expenses with corresponding adjustments to tax expense and net income attributable to non-controlling interests in the amounts of $268,000 and $392,000, respectively ($0.21 per basic and $0.20 per diluted share). Excluding these adjustments net income and EBITDA, adjusted for non-cash stock option expense and non-controlling interests would have been $3,328,000 and $10,233,000, respectively, for the year ended October 1, 2016.

As of October 1, 2016 the Company had cash and cash equivalents totaling $7,239,000. The Company has notes payable outstanding, the proceeds of which were used to finance the purchases of The Rustic Inn in Dania Beach, Florida and the purchase of Shuckers, with an outstanding balance of $7,938,000, net of the unamortized balance of deferred financing costs in the amount of $53,000 at October 1, 2016.

Recent Developments

On November 18, 2016, Ark Jupiter RI, LLC (“Ark Jupiter”), a wholly-owned subsidiary of the Company, entered into a ROFR Purchase and Sale Agreement (the “ROFR”) with SCFRC-HWG, LLC, the landlord (the “Seller”) to purchase the land and building in which the Company operates its Rustic Inn location in Jupiter, Florida. The Seller had entered into a Purchase and Sale Agreement with a third party to sell the premises; however, Ark Jupiter’s lease provided the Company with a right of first refusal to purchase the property. Ark Jupiter exercised the ROFR on October 4, 2016 and made a ten (10%) percent deposit on the purchase price of approximately Five Million Two Hundred Thousand Dollars ($5,200,000). Concurrent with the execution of the ROFR, the Ark Jupiter entered into a Purchase and Sale Agreement with 1065 A1A, LLC to sell this same property for Eight Million Two Hundred Fifty Thousand Dollars ($8,250,000). In connection with the sale, Ark Jupiter and 1065 A1A, LLC have entered into a temporary lease and sub-lease arrangement which expires April 30, 2017 at which time the Company expects to vacate the space.

On November 30, 2016, the Company, through newly formed, wholly-owned subsidiaries, acquired the assets of the Original Oyster House, Inc., a restaurant and bar located in the City of Gulf Shores, Baldwin County, Alabama and the related real estate and the Original Oyster House II, Inc., a restaurant and bar located in the City of Spanish Fort, Baldwin County, Alabama and the related real estate and an adjacent retail shopping plaza. The total purchase price was for $10,750,000 plus inventory. The acquisition was financed with a bank loan from the Company’s existing lender in the amount of $8,000,000 and cash from operations.

Ark Restaurants owns and operates 23 restaurants and bars, 19 fast food concepts and catering operations primarily in New York City, Florida, Washington, D.C. and Las Vegas, NV. Six restaurants are located in New York City, two are located in Washington, D.C., five are located in Las Vegas, Nevada, three are located in Atlantic City, New Jersey, one is located at the Foxwoods Resort Casino in Ledyard, Connecticut, one is located in Boston, Massachusetts, three are located in Florida and two are located on the Gulf Coast of Alabama. The Las Vegas operations include four restaurants within the New York-New York Hotel & Casino Resort and operation of the hotel's room service, banquet facilities, employee dining room and six food court concepts; and one restaurant within the Planet Hollywood Resort and Casino. In Atlantic City, New Jersey, the Company operates a restaurant and a bar in the Resorts Atlantic City Hotel and Casino and a restaurant in the Tropicana Hotel and Casino. The operations at the Foxwoods Resort Casino include one fast food concept and one restaurant. In Boston, Massachusetts, the

Company operates a restaurant in the Faneuil Hall Marketplace. The Florida operations include two Rustic Inn’s, one in Dania Beach, Florida and one in Jupiter, Florida, a restaurant, Shuckers, located in Jensen Beach and the operation of five fast food facilities in Tampa, Florida and seven fast food facilities in Hollywood, Florida, each at a Hard Rock Hotel and Casino operated by the Seminole Indian Tribe at these locations. In Alabama, the Company acquired two Original Oyster Houses, one in Gulf Shores, Alabama and one in Spanish Fort, Alabama.

Except for historical information, this news release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve unknown risks, and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in the Company's filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results could differ materially from those anticipated in these forward-looking statements, if new information becomes available in the future.

ARK RESTAURANTS CORP.
Consolidated Statements of Income
For the 13 and 52 week periods ended October 1, 2016 and the 14 and 53 week periods ended October 3, 2015

(In Thousands, Except per share amounts)

	13 weeks ended	14 weeks ended	52 weeks ended	53 weeks ended

	October 1,	October 3,	October 1,	October 3,
	2016	2015	2016	2015

TOTAL REVENUES	$38,539	$40,581	$150,152	$145,863

COST AND EXPENSES:

Food and beverage cost of sales	10,106	10,944	39,545	39,435
Payroll expenses	12,618	12,745	50,718	46,903
Occupancy expenses	4,624	4,423	16,515	16,790
Other operating costs and expenses	5,234	5,022	19,719	18,494
General and administrative expenses	2,712	2,685	11,708	10,885
Depreciation and amortization	1,170	1,107	4,553	4,415

Total costs and expenses	36,464	36,926	142,758	136,922

OPERATING INCOME	2,075	3,655	7,394	8,941

OTHER (INCOME) EXPENSE:

Interest (income) expense, net	(45)	20	236	191
Other (income) expense, net	10	(74)	(430)	(238)
Total other income, net	(35)	(54)	(194)	(47)

INCOME BEFORE PROVISION FOR INCOME TAXES	2,110	3,709	7,588	8,988

Provision for income taxes	700	1,377	2,098	2,596

CONSOLIDATED NET INCOME	1,410	2,332	5,490	6,392

Net income attributable to non-controlling interests	(424)	(323)	(1,460)	(1,002)

NET INCOME ATTRIBUTABLE TO ARK RESTAURANTS CORP.	$986	$2,009	$4,030	$5,390

NET INCOME PER ARK RESTAURANTS CORP. COMMON SHARE:
Basic	$0.29	$0.59	$1.18	$1.59
Diluted	$0.28	$0.57	$1.15	$1.54

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	3,419	3,408	3,418	3,393
Diluted	3,516	3,526	3,507	3,509

EBITDA Reconciliation:
Pre tax income	$2,110	$3,709	$7,588	$8,988
Depreciation and amortization	1,170	1,107	4,553	4,415
Interest expense, net	(45)	20	236	191
EBITDA (a)	$3,235	$4,836	$12,377	$13,594

EBITDA adjusted for non-cash stock option expense,
and non-controlling interests:
EBITDA (as defined) (a)	$3,235	$4,836	$12,377	$13,594
Net (income) loss attributable to non-controlling interests	(424)	(323)	(1,460)	(1,002)
Non-cash stock option expense	—	113	286	426
EBITDA, as adjusted	$2,811	$4,626	$11,203	$13,018

(a)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization and cumulative effect of changes in accounting principle. Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (GAAP), the Company believes the use of this non-GAAP financial measure enhances an overall understanding of the Company's past financial performance as well as providing useful information to the investor because of its historical use by the Company as both a performance measure and measure of liquidity, and the use of EBITDA by virtually all companies in the restaurant sector as a measure of both performance and liquidity. However, investors should not consider this measure in isolation or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, pre-tax income, is included above.